Exhibit 10.02

                                                                  Execution Copy






                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                                XTRASOURCE, INC.,
                                   AS SELLER,
                          XTRASOURCE ACQUISITION, INC.,
                                    AS BUYER,
                                       AND
                               SENTO CORPORATION,
                               AS PARENT OF BUYER

                          DATED AS OF NOVEMBER 5, 2004




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                                TABLE OF CONTENTS

                                                                           Page

ARTICLE 1  DEFINITIONS.......................................................1

   Section 1.1        Terms Defined in this Section..........................1
   Section 1.2        Terms Defined Elsewhere in this Agreement..............6
   Section 1.3        Terms Generally........................................7

ARTICLE 2  PURCHASE AND SALE OF ASSETS.......................................7

   Section 2.1        Agreement to Sell and Buy..............................7
   Section 2.2        Excluded Assets........................................8
   Section 2.3        Purchase Price.........................................8
   Section 2.4        Assumption of Liabilities and Obligations..............8
   Section 2.5        Contingent Earnout.....................................9
   Section 2.6        Working Capital Deficit...............................12
   Section 2.7        Line of Credit........................................12
   Section 2.8        Allocation of Purchase Price..........................12

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER.........................13

   Section 3.1        Organization, Standing and Authority..................13
   Section 3.2        Authorization and Binding Obligation..................13
   Section 3.3        Absence of Conflicting Agreements.....................13
   Section 3.4        Financial Statements..................................14
   Section 3.5        Absence of Material Adverse Change and
                        Certain Changes.....................................14
   Section 3.6        Title to Assets; Liens................................15
   Section 3.7        Licenses..............................................16
   Section 3.8        Tangible Personal Property............................16
   Section 3.9        Contracts.............................................16
   Section 3.10       Intellectual Property Rights..........................16
   Section 3.11       Employees and Compensation............................18
   Section 3.12       Taxes.................................................20
   Section 3.13       Compliance with Laws..................................20
   Section 3.14       Claims and Legal Actions..............................20
   Section 3.15       Insurance and Bonds...................................21

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                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page

   Section 3.16       Transactions with Affiliates..........................21
   Section 3.17       Brokers...............................................21
   Section 3.18       No Subsidiaries.......................................21
   Section 3.19       Operating Difficulties................................23
   Section 3.20       Disclosure............................................24

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER..........................24

   Section 4.1        Organization, Standing and Authority..................24
   Section 4.2        Authorization and Binding Obligation..................24
   Section 4.3        Absence of Conflicting Agreements.....................24
   Section 4.4        Claims and Legal Actions..............................25

ARTICLE 5  OPERATIONS OF THE BUSINESS PRIOR TO CLOSING......................25

   Section 5.1        Generally.............................................25
   Section 5.2        Contracts, Commitments and Conduct of Business........25
   Section 5.3        Disposition of Assets.................................26
   Section 5.4        Encumbrances..........................................26
   Section 5.5        Governmental Permits..................................26
   Section 5.6        Access to Information.................................26
   Section 5.7        Maintenance of Assets.................................26
   Section 5.8        Insurance and Bonds...................................26
   Section 5.9        Compliance with Contracts and Laws....................27
   Section 5.10       Changes to Employee Compensation and Benefits.........27
   Section 5.11       Advice of Changes.....................................27

ARTICLE 6  SPECIAL COVENANTS AND AGREEMENTS.................................27

   Section 6.1        Third-Party Consents..................................27
   Section 6.2        Risk of Loss..........................................28
   Section 6.3        Confidentiality; Public Announcements.................28
   Section 6.4        Cooperation...........................................28
   Section 6.5        Books and Records.....................................28
   Section 6.6        Employee Transition...................................29
   Section 6.7        Delivery of Financial Information.....................31

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                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page

   Section 6.8        Additional Post-Closing Covenants.....................31

ARTICLE 7  CLOSING CONDITIONS...............................................32

   Section 7.1        Conditions to Obligations of Buyer....................32
   Section 7.2        Conditions to Obligations of Seller...................34

ARTICLE 8  CLOSING AND CLOSING DELIVERIES...................................35

   Section 8.1        Closing...............................................35
   Section 8.2        Deliveries by Seller..................................35
   Section 8.3        Deliveries by Buyer...................................36

ARTICLE 9  TERMINATION......................................................37

   Section 9.1        Termination by Agreement..............................37
   Section 9.2        Termination by Seller.................................37
   Section 9.3        Termination by Buyer..................................37
   Section 9.4        Rights on Termination.................................38
   Section 9.5        Specific Performance..................................38

ARTICLE 10        SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                    INDEMNIFICATION.........................................38

   Section 10.1       Survival of Representations and Warranties............38
   Section 10.2       Indemnification of Buyer by Seller....................39
   Section 10.3       Indemnification of Seller by Buyer....................40
   Section 10.4       Defense of Claims.....................................40
   Section 10.5       Payments..............................................41

ARTICLE 11  MISCELLANEOUS...................................................42

   Section 11.1       Fees and Expenses.....................................42
   Section 11.2       Notices...............................................42
   Section 11.3       Assignments; Benefit and Binding Effect...............43
   Section 11.4       Further Assurances....................................43
   Section 11.5       Arbitration/Mediation.................................43
   Section 11.6       Governing Law.........................................43
   Section 11.7       Consent to Jurisdiction...............................43

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                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page

   Section 11.8       Headings..............................................44
   Section 11.9       Business Day..........................................44
   Section 11.10      Entire Agreement......................................44
   Section 11.11      Waiver of Compliance; Consents........................45
   Section 11.12      Severability..........................................45
   Section 11.13      Exhibits and Schedules; Disclosure....................45
   Section 11.14      Parties in Interest...................................45
   Section 11.15      Counterparts..........................................46

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                                TABLE OF EXHIBITS


Exhibit                         Description

Exhibit A                       Employment Agreement
Exhibit B                       Form of Opinion of Seller's Counsel
Exhibit C                       Form of Line of Credit


                               TABLE OF SCHEDULES


Schedule                        Description

Schedule 2.2                    Excluded Assets
Schedule 2.3                    Balance Sheet Liabilities
Schedule 2.5(b)(ii)             Adjustments to Assumed Liability Offset
Schedule 2.8                    Allocation of Purchase Price
Schedule 3.1                    Qualification
Schedule 3.3                    Consents
Schedule 3.4                    Financial Statements
Schedule 3.5                    Certain Changes
Schedule 3.6                    Liens
Schedule 3.7                    Licenses
Schedule 3.8                    Tangible Personal Property
Schedule 3.9                    Contracts
Schedule 3.10(a)                Intellectual Property Rights:  Patents
Schedule 3.10(b)                Intellectual Property Rights:  Contracts
Schedule 3.10(c)                Intellectual Property Rights:  Exceptions
Schedule 3.11                   Employees and Compensation
Schedule 3.12                   Taxes
Schedule 3.13                   Compliance with Laws
Schedule 3.14                   Claims and Legal Actions
Schedule 3.15                   Insurance and Bonds
Schedule 3.16                   Transactions with Affiliates
Schedule 5.10                   Changes to Employee Compensation and Benefits

                                      -v-
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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, dated as of November 5, 2004 (together with all Schedules and Exhibits hereto, this "Agreement"), is by and among Xtrasource, Inc., a Delaware corporation (the "Seller" as further defined hereinafter), Xtrasource Acquisition, Inc. (the "Buyer"), a Delaware corporation and wholly owned subsidiary of Sento Corporation, a Utah corporation (the "Parent").

         WHEREAS, the Seller desires to sell and the Buyer desires to purchase all of the Seller's title to, interest in and rights to and under all of the Seller's assets relating to the Seller's business of being a call center provider with facilities in the United States, the Netherlands and France and offering integrated customer solutions including help desk, technical assistance and live web chat;

         WHEREAS, each party is willing to enter into this Agreement and to abide by the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein set forth, the Buyer and the Seller agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         Section 1.1. Terms Defined in this Section

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section 1.1:

         "Accounts Receivable" means any and all accounts receivable arising from the operation of the Business that have been accrued, recorded or earned by Seller for the sale of products or the provision of services with respect to any period.

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (a) all Contracts listed on Schedule 3.9, other than Contracts designated on Schedule 3.9 as not being Assumed Contracts.

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         "Business" means the Assets relating to the Seller's business of being a call center provider and offering integrated customer solutions including help desk, technical assistance and live web chat from its call center location in Raleigh, North Carolina as well as the operations of its two wholly-owned European subsidiaries Xtrasource, SAS ("SAS") with operations in Metz, France and Xtrasource, BV ("BV") with operations in Enschede, Netherlands. For purposes of calculating the Contingent Earnout in Section 2.6 hereof, the term "Business" shall be limited to:

         (i) sales to existing customers of Seller, SAS and BV, regardless of where serviced;

         (ii) sales to future customers of Buyer that are secured by Seller, SAS or BV;

         (iii) sales to future customers of Buyer or Parent that are secured through the efforts of the sales force of Buyer, including Tom and Dick Tyler, regardless of where serviced;

and specifically excluding:

         (i) sales to existing customers and future customers (other than those secured through the efforts of the sales force of Buyer, including Tom and Dick Tyler) of Parent at Parent's call center locations, and

         (ii) sales to existing customers and future customers (other than those secured through the efforts of the sales force of Buyer, including Tom and Dick Tyler) of Parent that are transferred from Parent's call center locations to Seller's call center locations (as such are operated by Buyer after Closing).

                  The parties agree that during the period of the Contingent Earnout and for purposes only of calculating the Contingent Earnout, all sales for the Business in Europe that are secured by persons who are subsequently added to the sales force of either Buyer, Seller, or Parent and whose principal geographic sales territory is Europe shall be for the account of the Business and sales generated by these persons shall be deemed to be sales of the Business; provided, however, that sales for the Business in Europe that are secured by Parent's U.S. based sales force whose principal geographic territory is other than Europe but who nonetheless may have incidental sales in Europe shall not be for the account of the Business and shall not be deemed to be sales of the Business.

         "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of Utah are required or authorized to be closed.

         "Closing" means the consummation of the purchase and sale of the Assets in accordance with the provisions of Article 8.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

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         "Compensation Arrangement" means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, that provides to employees, former employees, officers, directors, independent contractors, or stockholders of Seller any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan, change of control arrangements, and any other employee fringe benefit plan.

         "Competing Business" means any business or Person that engages in the business of being a call center provider and offering integrated customer solutions including help desk, technical assistance and live web chat and further including service intervention.

         "Consents" means the consents, permits, approvals or waivers of Governmental Authorities and other Persons necessary to consummate the transactions contemplated by this Agreement in compliance with applicable law and existing contractual obligations.

         "Contracts" means all leases, non-governmental licenses, employment agreements and other contracts, agreements, memoranda of understanding, letters of intent and commitments (including any amendments and other modifications thereto and waivers and consents thereunder), whether written or oral, to which Seller is a party or which are binding upon Seller and which relate to the Assets or the Business, and (a) which are in effect on the date of this Agreement or (b) which are entered into by Seller between the date of this Agreement and the Closing Date as permitted by this Agreement.

         "Effective Date" means October 1, 2004.

         "Employee Plan" means any retirement or welfare plan or arrangement or any other employee benefit plan as defined in ERISA Section 3(3) that Seller or any ERISA Affiliate sponsors or maintains or by which Seller or any ERISA Affiliate is bound or to which Seller or any ERISA Affiliate contributes or is required to contribute.

         "Environmental Laws" means any federal, state or local law, ordinance or regulation pertaining to the protection of human health or safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001., et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901, et seq., each as currently in effect or any similar law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity that is treated as a single employer with Seller under Code Section 414(b), (c), (m), (n), or (o).

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

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         "Governmental Authority" means the United States of America, any state or local government, commonwealth, territory, or possession of the United States of America and any political subdivision thereof, and any agency, authority, or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

         "Governmental Permits" means all licenses, permits and other authorizations issued by any federal, state or local Governmental Authority and held by Seller in connection with the conduct of the Business.

         "Intellectual Property" means all transferable patents, trademarks, service marks, trade names, trade dress, copyrights (or pending applications for any patent, trademark, service mark or copyright), inventions, software, source code, object code, data, processes, know-how, technology, technical information, marketing materials, logos, designs, trade secrets, web sites (including htMl code), customer and vendor lists, goodwill, the name Xtrasource and all such names as are affixed to any product marketed by Seller, or other intangible assets, intellectual property or proprietary rights and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein whether owned by Seller or by its Affiliate.

         "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice, or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         "Liability" means any and all debts, liabilities, obligations and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

         "Lien" means any lien, mortgage, deed of trust, hypothecation, pledge, easement, right-of-way, building or use restriction, exception, reservation, security interest, or similar third-party right or any other encumbrance of whatever nature.

         "Losses" means any demands, claims, complaints, actions, suits, proceedings, investigations, arbitrations, assessments, fines, penalties, judgments, losses, damages, liabilities, obligations, and reasonable costs and expenses, including interest, penalties, investigative costs and expenses, and reasonable attorneys' fees and disbursements.

         "Material Adverse Effect" means a material adverse effect on, or any effect that results in a material adverse change in (a) the business, condition (financial or otherwise), operations, results of operations, assets, liabilities or prospects of the Business or the Assets, (b) the ability of Seller to consummate the transactions contemplated by this Agreement, or (c) the ability to operate the Business after Closing in accordance with financial projections prepared by Seller prior to Closing.

         "Multiemployer Plan" means a plan, as defined in ERISA Section 3(37), to which Seller or any ERISA Affiliate has contributed, is contributing, or is required to contribute.

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         "Multiple Employer Plan" means a plan, as defined in ERISA Section
4063(a), that Seller or any ERISA Affiliate sponsors or maintains or to which Seller or any ERISA Affiliate contributed, is contributing, or is required to contribute.

         "Permitted Liens" means (a) Liens for Taxes not yet due and payable;
(b) landlord's Liens; (c) Liens for property Taxes not delinquent; (d) statutory Liens that were created in the ordinary course of business in respect of obligations not yet overdue; (e) restrictions or rights required to be granted to Governmental Authorities or otherwise imposed by Governmental Authorities under applicable law; (f) zoning, building, or similar restrictions relating to or affecting property; (g) leasehold interests in real property owned by others and operating leases for personal property owned by others; (h) Liens or encumbrances on the Real Property that do not, individually or in the aggregate, adversely affect the continual use and enjoyment, occupancy, value or marketability thereof in the operation of the Assets and the Business; (i) the Assumed Liabilities and (j) outstanding senior secured loans from SummitBridge to Seller (as such will be assigned to Parent simultaneously with the Closing).

         "Person" means any association, corporation, general or limited partnership, Governmental Authority, joint venture, limited liability company, natural person, trust or unincorporated entity of any kind.

         "Real Property" means all real property, and all buildings and other improvements thereon, used in connection with the Business.

         "Required Consent" means each Consent listed on Schedule 3.3 designated as a "Required Consent."

         "Seller" shall mean Xtrasource, Inc. a Delaware corporation and, as the context requires (and specifically for covenants, representations and warranties, definitions (including specifically, but not limited to the definitions of Accounts Receivable and Contracts) and contractual assignments the context does require and shall include) its wholly-owned subsidiaries SAS and BV.

         "SummitBridge Global Investments, LLC" ("SummitBridge"), shall mean the Seller's senior secured lender.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, office equipment, inventory, spare parts, leasehold improvements, computer hardware and software and other tangible personal property that is used primarily in connection with the conduct of the Business, including the items listed on Schedule 3.8.

         "Taxes" means all taxes, charges, fees, imposts, levies or other assessments by any taxing authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and all interest, penalties, fines or additions to tax imposed by any taxing authority which relate in any way to the assessment or collection of any taxes or the filing of any Tax Return, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise).

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         "Tax Return" shall mean any return (including any consolidated, combined or unitary return in which Seller is, or was, included or includable), declaration, report, claim for refund, separate election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Licenses" means all licenses and other agreements with third parties relating to any Assets that Seller is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products marketed and/or distributed by Seller.

         "Third Party Technology" means all Intellectual Property and products owned by third parties and licensed to Seller pursuant to Third Party Licenses.

         Section 1.2. Terms Defined Elsewhere in this Agreement

         For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                       Section
----                                       -------

Assumed Liabilities                        Section 2.5
Balance Sheet Liabilities                  Section 2.3
Base Purchase Price                        Section 2.3
Business Employee or Consultant            Section 3.11(a)
Buyer                                      Preamble
Buyer Parties                              Section 10.2(a)
BV                                         Section 1.1 definition of "Business"
EBITDA                                     Section 2.5(b)
Excluded Assets                            Section 2.2
Financial Statements                       Section 3.4
Hired Employees                            Section 6.6(d)
Indemnified Party                          Section 10.4
Indemnifying Party                         Section 10.4
Parent                                     Preamble
SAS                                        Section 1.1 definition of "Business"
Seller                                     Preamble
Survival Date                              Section 10.2(b)
Works Council                              Section 7.1(n)

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         Section 1.3. Terms Generally

         The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words "include," "includes" and "including" are not limiting.

                                   ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

         Section 2.1. Agreement to Sell and Buy

         Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer on the Closing Date, and Buyer agrees to purchase on the Closing Date but deemed to have occurred as of the Effective Date, all of Seller's right, title and interest in and to all assets, properties and rights (whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, wherever located) owned or held by Seller and used in connection with the ownership and conduct of the Business, free and clear of all Liens, except for Permitted Liens, including, without limitation, the following:

                  (a) the Tangible Personal Property;

                  (b) all the Assumed Contracts, including, without limitation, all rights to receive payment for products sold or services rendered, and to receive goods and services pursuant to Assumed Contracts and to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder;

                  (c) the Intellectual Property;

                  (d) any interest in Real Property and any leasehold interests or other similar assets;

                  (e) all cash and cash equivalents of Seller as of the Closing Date;

                  (f) the Governmental Permits;

                  (g) all Accounts Receivable, and all other loans and notes receivable (whether current or not), advances, performances and surety bonds and letters of credit or other similar instruments in favor of Seller as of the Closing Date;

                  (h) all shares of stock of SAS and BV;

                  (i) all choses in action of Seller relating to the Business or any of the Assets;

                  (j) all credits, deposits, advance payments and prepaid expenses relating to the Business, including those held by third parties under Assumed Contracts; and

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                  (k) all books and records relating primarily to the Business, except for such books and records which are specifically set forth on Schedule 2.2.

         Seller and Buyer agree that regardless of the date of the Closing Date, the results of operations of the Business shall be for the benefit or detriment of Buyer as of and after the Effective Date.

         Section 2.2. Excluded Assets.

         The Seller shall retain such assets that are specifically set forth on
Schedule 2.2, if any (such excluded items, collectively, the "Excluded Assets").

         Section 2.3. Purchase Price

         The purchase price to be paid by the Buyer to Seller at Closing for the Assets shall be $0 (the "Base Purchase Price") plus the amount of Contingent Earnout, if any, determined by and payable in accordance with Section 2.6. In addition, the Buyer shall assume at the Closing, pursuant to Section 2.5, those financial statement liabilities and obligations of Seller that are listed on
Schedule 2.3 but only up to the amounts that are so listed (the "Balance Sheet Liabilities").

         Section 2.4 Assumption of Liabilities and Obligations

         Schedule 2.3 sets forth a list of the Balance Sheet Liabilities that Buyer has agreed to assume. As of the Closing, Buyer shall assume and undertake to pay, discharge and perform the following obligations, duties and liabilities:
(a) any obligation or liability of Seller arising out of or related to the ownership and operation of the Business and the Assets (including the Governmental Permits and the Assumed Contracts) to the extent that the obligations and liabilities arise after the Effective Date; and (b) any liability or obligation to any former employee of Seller who has been hired by Buyer, attributable to any period of time after the Effective Date or as provided in Section 6.6; and (c) one half of all amounts owed to PricewaterhouseCoopers for service provided to prepare the Stub Audit as described in section 7.1(p) (with the remaining one half borne and paid by Seller) (all of the foregoing, together with the Balance Sheet Liabilities and other liabilities or obligations expressly assumed by Buyer hereunder, including the Assumed Contracts, are referred to herein collectively as the "Assumed Liabilities"). Buyer shall not be required to assume, and does not assume, any obligations or Liabilities of Seller not specifically described in this Section 2.4, including but not limited to:

         (a) any related party or shareholder indebtedness;

         (b) any Liability of Seller resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, specifically including any liabilities resulting to Seller from any currently pending litigation;

         (c) any Liability of Seller relating to the operation, closing and sale of assets of the previous Brazilian operations of Seller; and

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         (d) any Liability that exceeds the amounts listed on Schedule 2.3
Balance Sheet Liabilities.

         Section 2.5. Contingent Earnout

         The period between the Effective Date and September 30, 2009 shall be referred to as the "Contingent Earnout Period." During the Contingent Earnout Period, Buyer shall pay to Seller additional amounts for the acquired Assets, not to exceed in the aggregate $6,500,000 (the "Contingent Earnout") as follows:

         (a) Earnings. Subject to the limitation set forth in subsection 2.5(b), Buyer shall pay Seller, within 45 days after Seller's fiscal quarters ending June, September and December and 60 days(1) after March 31 of each of the years 2005, 2006, 2007, 2008 and 2009, an amount equal to the result of the calculation below:

                  Earnings of the Business during the respective fiscal quarter x .30

                  Provided that the aggregate amounts payable with respect to all periods shall not exceed $6,500,000 and provided further that losses for any fiscal quarter shall be offset by Earnings in a subsequent quarter and such Earnings used to offset against prior quarter losses shall not be included as "Earnings" for the calculations set forth above.

For purposes of this subsection 2.5(a), the term "Earnings" with respect to any quarter shall mean the operating income of the Business before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles ("EBITDA"). The calculation of Earnings will include overhead allocations to the Business for services and/or fees paid or provided by the Parent on behalf of the Business including, but not limited to, (i) professional fees, such as tax and legal, (ii) audit fees, the allocation of which shall be limited to the lesser of actual audit fees attributable to the Business or an amount equal to 0.5% of gross revenue of the Business and (ii) management fees equal to 0.5% of gross revenue of the Business for Business related services provided to the Business by Parent officers, employees and not otherwise part of the Earnings Calculation. All income and expense items directly or indirectly allocable to the Business shall be included in determining the amount of Earnings, excluding any revenue derived from any lease for non-business purposes of any portion of the property on which the Business is located. For purposes of the Earnout Calculation, the Earnings will not include the following amounts of income and expense provided by the Business to the Parent or relating to Parent operations in the Seller's facilities: (i) direct overhead allocations including, but not limited to, employee wages

---------------
1 Provided that if the payment is not made by the dates set forth in this paragraph, Buyer shall pay interest thereon from the 1st day after the payment due date until paid at the lower of (i) the annual interest rate paid by Buyer to its lender pursuant to its secured credit facility then in effect, or (ii) 5 % per annum; provided, however, that interest shall only accrue and be paid on undisputed amounts owning. and not on any disputed amounts during the continuance of the dispute.

(including insurance, workers compensation, payroll taxes, payroll processing and health care), equipment depreciation, internet charges and telephone expense (which will be calculated based on the number of employees) for non-Business revenues, (ii) indirect overhead allocations charged to Parent by Seller's Business for Parent operations located at Seller's facilities including, but not limited to utilities, property taxes, common area maintenance charges, and rent (which will be calculated by determining the number of square feet being used by the Parent for Parent operations as distinguished from the Business as a percentage of the total square feet of the facility), (iii) salary allocations for the Raleigh, North Carolina call center Director of Call Center, Manager of Call Center Administration and training staff (during the time when such positions exist), as to the BV, the BV Director of Call Center operations, the BV Call Center Manager, the BV HR Administrator, the BV Director of Project Management and Training and the BV IT Administrator, and as to SAS the SAS Call Center Manager, (all of the foregoing during the time when such positions exist) calculated by taking the total Parent revenue generated from operations at a call center and dividing by the total revenue attributable to that call center multiplied by the total salaries for the positions described in this subsection (provided, however, that the portion of the salaries not excluded from the Contingent Earnout by the foregoing calculation shall be included as an item of expense that is allocated to the Business); and (iv) any amounts paid as installments of the Contingent Earnout. For purposes of the Earnout Calculation, the Earnings will include the amounts of income and expense calculated as provided by the immediately preceding sentence relative to Business to the Buyer, or relating to Buyer's post-closing operations, in the Parent's facilities including the (iii) salary allocation for Parent's management personnel that are not directly allocated, including, but not limited to the Parent's Director of Call Center operations, the Parent's Call Center Manager, the Parent's HR Administrator, the Parent's Director of Project Management and Training, the Parent's Client Relations Manager and the Parent's IT Administrator. For purposes of this subsection 2.6(b), the term "Earnings" shall also include the earnings of SAS and BV, after subtracting these from all expenses (including dividend taxes, currency exchanges, etc.) associated with repatriating all such earnings into the United States and into U.S. dollars. Buyer shall conduct the Business and maintain its books and records in such a manner as to permit computation of "Earnings" in accordance with the foregoing provisions during the Contingent Earnout Period and shall afford Seller with reasonable access, at Seller's expense, to these books and records.

         (b) Adjustments to Contingent Earnout Payments.

                  (i) Employment.

                           If Tom Tyler shall not have been continuously
employed by Buyer from the Closing through the last day of the employment term under his Employment Agreement by reason of termination pursuant to subsections 5(a) or 5(d)(3) of Mr. Tyler's employment agreement, the installment of the Contingent Earnout payable for such period, if any, shall be reduced by 25%, being that percentage amount which is attributable to Mr. Tyler by reason of his percentage of share ownership in Seller.

                  (ii) Assumed Liabilities. The amount of the Contingent Earnout payable shall be reduced by an amount equal to the then remaining Balance Sheet Liabilities (as adjusted by items described on Schedule 2.5(b)(ii)) and by the amount of any liability that is not an Assumed Liability for which Buyer has made payment or for which claim has been made against Buyer for payment.

                  (iii) Other Reductions. The amount of the Contingent Earnout payable shall be reduced by the following amounts: (a) $525,000 which is the negotiated amount agreed by the Parties to be used for the Contingent Earnout calculation relative to the senior secured debt held by Summit Bridge that will be assigned to Parent--notwithstanding that the amount of such outstanding debt remains at approximately $2.7 million (and after the payment to Parent of the $525,000, the Contingent Earnout owing, if any, shall be paid by Buyer, and may be distributed to shareholders of Seller notwithstanding the continued existence or status of Seller's or Buyer's indebtedness to Parent w/respect to the debt previously held by Summit Bridge), (b) the amounts paid by Buyer in fees, duties and costs to transfer title to it of the Assets (including the shares of SAS and BV), (c) an amount equal to any working capital deficiency as described in
Section 2.6, if any, and (d) any Drawdowns on the Line of Credit as described in
Section 2.7, if any.

         (c) Offset. In addition to any other legal remedies available to it, the Buyer shall have the right to offset against and not pay to Seller such Contingent Earnout payments with respect to any amounts owing to Buyer from Seller, as a result of the indemnification obligations set forth in Article 10 or otherwise; provided, however, that prior to exercise of the offset right, Seller shall have thirty (30) days, after Buyer sends notice, to cure the failure or breach that gives rise to such offset right. If not cured in such time period, Buyer shall exercise the offset right.

         (d) Prepay. Buyer reserves the right at any time to prepay in full the entire amounts that may over time become due under the Contingent Earnout formula (and thereby satisfy in full all then current and future obligations relating to such Contingent Earnout) by paying an amount equal to the result of the following calculation--($6,500,000 minus the aggregate amount of all prior Contingent Earnout payments) multiplied by .9.

         (e) Books and Records. Buyer shall provide Seller access and the right to copy any books and records related to calculation of the Contingent Earnout payments. The party that prepared the calculation on which the payment of any Contingent Earnout Payment is based shall provide a copy thereof to the other parties.

         (f) Subsequent Negotiation. Parent and Seller agree to cause their representatives to meet and negotiate in good faith changes as appropriate to the Contingent Earnout formula and calculation, or changes as appropriate in senior management of Buyer, to attempt to reasonably approximate the use and management of the assets of the Business in relation to the calculation and payment of the Contingent Earnout as such assets are utilized and managed and as such Contingent Earnout Payments are calculated and paid subsequent to the time of Closing, upon the occurrence of either of the following events: (i) Tom Tyler is no longer employed by Buyer (or in the event Mr. Tyler remains employed by Buyer but has assumed significant and time-consuming responsibilities at Parent), or (ii) Parent has made a significant change in the operations of Buyer such as a merger, sale of stock, reorganization of the business operations of Buyer or sale of assets not in the ordinary course of business; provided however that Seller has no veto power or approval right relative to such transaction but shall have the right to negotiate with Parent as set forth above.

         Section 2.6 Working Capital Deficit.

         Seller and Buyer intend that Buyer will endeavor to collect all of the current assets ("Current Assets") of Seller (i.e., Cash, Accounts Receivable--(net of costs to repatriate such funds into the United States), deposits, other assets and pre-payments) and will utilize the Current Assets for continuing operations of Buyer and to pay, as cash flow allows, the Balance Sheet Liabilities that are assumed by Buyer and the amount of any liability of Seller that is not an Assumed Liability for which Buyer has nevertheless made payment or for which claim has been made against Buyer for payment (together referred to as "Seller's Pre-Closing Liabilities"). Seller and Buyer also intend that Buyer will, by negotiation, seek to reduce the amount of the Balance Sheet Liabilities and settle the same for such reduced amounts (with the difference between the Balance Sheet Liabilities and the amounts paid in full settlement thereof being referred to herein as "Savings"). Upon payment, release and waiver or other complete resolution of all of Seller's Pre-Closing Liabilities as set forth above, Buyer shall perform a calculation as follows: Cash Proceeds of the Current Assets minus Seller's Pre-Closing Liabilities as paid by Buyer. If the difference of these amounts is a negative number, the amount such shall be referred to as the "Working Capital Deficit", and the Contingent Earnout payments described in section 2.5(a) will be reduced by the amount of the Working Capital Deficit. If the difference is a positive number, Buyer shall retain therefrom an amount equal to fifty percent (50%) of the Savings, and the remaining amounts, if any, shall be paid to Seller as a "Working Capital Payment" which is and shall be separate from and shall not affect the amount of the Contingent Earnout Payments described in Section 2.5. Notwithstanding that the amount of the outstanding SummitBridge debt is now and shall for some period after Closing remain at approximately $2.7M (even after assignment to Parent), solely for purposes of determining the amount of Seller's Pre-Closing Liabilities paid by Seller, the amount of the SummitBridge debt shall be deemed to be $525,000.

         Section 2.7 Line of Credit.

         Subsequent to the Closing, Buyer has agreed to make available to Seller commencing on the Closing date and ending on or before the earlier of the prepayment identified in Section 2.5(d) or June 30, 2007, a line of credit of $200,000 ("Line of Credit") to be used solely for paying any liabilities and expenses associated with the closing of Xtrasource do Brazil (the Seller's Brazilian subsidiary) or the ordinary course expenses of the sale and winding up and liquidation of the Seller for tax return preparation, legal expenses, office supplies, etc.. Any amounts drawn on the Line of Credit ("Drawdowns") will be subject to the terms and conditions contained in the form of agreement attached hereto as Exhibit C and incorporated by this reference. The amount of any Drawdowns will be deducted from the Contingent Earnout payments described in section 2.5(a).

         Section 2.8 Allocation of Purchase Price.

         The purchase price shall be allocated among the assets according to
Schedule 2.8. All parties agree to prepare all financial reports of the transactions contemplated herein, including, without limitation, all state and federal tax returns, in accordance with the allocation of the Purchase Price set forth in Schedule 2.8 and hereby agree to indemnify each other against any loss which such other party may incur by reason of the indemnifying party's failure to comply with this Section 2.6; upon request, each party agrees to provide to the other photocopies of any forms filed with any taxing authority in which the results of this transaction are reported.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         Section 3.1 Organization, Standing and Authority

         Xtrasource, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority (a) to own, lease and use the Assets as now owned, leased and used by Seller, (b) to conduct the Business as now conducted by Seller and (c) to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the agreements and covenants to be performed and complied with by Seller hereunder and thereunder and the consummation by Seller of the transaction contemplated hereby and thereby. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction set forth on Schedule 3.1, which constitute all such jurisdictions in which the Assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.2 Authorization and Binding Obligation

         The execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby and consummation by Seller of the transaction contemplated hereby have been duly authorized by all necessary actions on the part of Seller. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes, and when executed and delivered the documents contemplated hereby will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by the application of general equitable principles.

         Section 3.3 Absence of Conflicting Agreements

         Subject to obtaining the Consents listed on Schedule 3.3 or as otherwise disclosed on Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of, notice to or filing with any Governmental Authority or any third party; (b) will not conflict with any provision of the Certificate of Incorporation or Bylaws of Seller; (c) to Seller's best knowledge, will not conflict with, result in a breach of or constitute a default under any provision of law or any Judgment (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or by which Seller or any of the Assets may be bound; and (e) will not result in or create any Lien upon any of the Assets.

         Section 3.4 Financial Statements

         Schedule 3.4 consists of the following financial statements of Seller (collectively the "Financial Statements"): (a) unaudited balance sheets and income statements of Seller as of and for the fiscal year ended December 31, 2003 and for the nine months ended September 30, 2004, as adjusted; and (b) audited balance sheets and income statements of each of SAS and BV as of and for the fiscal year ended December 31, 2003 and for the nine months ended September 30, 2004, as adjusted. Schedule 3.4 also sets forth: (i) the aggregate amount of the Balance Sheet Liabilities (not including the Excluded Liabilities) as of the Effective Date; and (ii) a list of the Accounts Receivable. The Financial Statements (including the notes thereto) were prepared on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Seller as of such dates and the results of operations of Seller for such periods.

         Section 3.5 Absence of Material Adverse Change and Certain Changes

         Except as disclosed on Schedule 3.5, from and after October 1, 2004, Seller has caused the Business to be conducted only in the ordinary course of business consistent with past practices and Seller (with respect to the Business) has not:

                  (a) made any expenditures, for working capital or otherwise, except in accordance with the ordinary course of business, consistent with past practices;

                  (b) made any distributions in the nature of a dividend or any payment in connection with the redemption or repurchase of any shares of its capital stock, or paid down any debt or liability with cash or an Asset of the Business;

                   (c) suffered any damage, destruction or casualty loss (whether or not covered by insurance) in excess of $5,000;

                  (d) made any capital expenditure or series of capital expenditures in excess of $5,000 in the aggregate, except for the software development costs listed in Schedule 3.5;

                  (e) except in accordance with the ordinary course of business consistent with past practices, made any change in the rate of compensation, wages, salaries, commission, bonus or other direct or indirect remuneration payable or to become payable to any of its directors, officers, employees or agents, or agreed or promised (orally or otherwise) to pay, conditionally or otherwise, any bonus, extra compensation, pension, retirement, allowance, severance or vacation pay or other employee benefit to any of such directors, officers, employees or agents;

                  (f) entered into any employment agreement with or for the benefit of any Person referred to in subparagraph (e) above;

                  (g) sold, assigned, leased or transferred any of its Assets, other than in the ordinary course of business consistent with past practices;

                  (h) amended, renegotiated, waived material provisions of or terminated (other than by completion thereof) any Contract or Lease other than in the ordinary course of business consistent with past practices;

                  (i) incurred, assumed, created or guaranteed any Liability other than in the ordinary course of business consistent with past practices or made, incurred, assumed, created or guaranteed any loan (other than in the ordinary course of business consistent with past practice and other than the making of employee advances for travel and entertainment in the ordinary course of business consistent with past practices);

                  (j) subjected any of its properties to any Lien, other than Permitted Liens;

                  (k) waived or released any rights or claims of material value which relate to or could affect the Business, including rights or claims under any Contract or Intellectual Property, or waived or released any right or claim against any Affiliate of Seller;

                  (l) changed or modified any of the Business's credit, collection or payment policies, procedures or practices, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

                  (m) granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;

                  (n) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division, operating unit or product line thereof;

                  (o) caused or permitted, by any act or failure to act, any Governmental Permit to expire (other than upon expiration of the current term of any such Governmental Permit) or to be revoked, suspended or modified, or take any action that would cause any Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any Governmental Permit; or

                  (p) entered into any agreement or commitment (other than this Agreement) to take any of the types of action described in subclauses (a) through (o) of this Section 3.5.

         Section 3.6 Title to Assets; Liens

         Except as disclosed on Schedule 3.6, Seller has good, valid and marketable title to the Assets, free and clear of all Liens, except for Permitted Liens. The delivery to Buyer of the bills of sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement will transfer to Buyer good, valid and marketable title to the Assets, free and clear of all Liens, except for Permitted Liens. Except as disclosed on Schedule 3.6, no person has an option to purchase, right of first refusal, or other similar right with respect to any Assets.

         Section 3.7 Licenses

         Except as disclosed on Schedule 3.7, Seller has all Governmental Permits that are necessary for the operation of the Business and the Assets in a manner consistent with past practice and in compliance with all Laws applicable to such operation, except for Governmental Permits the absence of which would not have, individually or in the aggregate, a Material Adverse Effect. All such Governmental Permits relating to the Business have, to the best of Seller's knowledge, been duly and validly granted in compliance with all applicable laws and regulations, are in good standing and in full force and effect, and have not been suspended, revoked or rescinded. The Seller is, to the best of Seller's knowledge, in compliance in all material respects with all terms and conditions of all laws and regulations applicable to its businesses. The Seller has not received any notice or citation from any Governmental Authority with respect to any breach or violation of any Governmental Permit, and, to the best of the Seller's knowledge, no such notice or citation is threatened.

         Section 3.8 Tangible Personal Property

         Schedule 3.8 lists all material items of Tangible Personal Property (including the type and quantity of such property and the name of the lessor with respect to any such property which is leased). The Tangible Personal Property, taken as a whole, is in good operating condition and repair, subject to ordinary wear and tear, consistent with its current use. All such tangible personal property, and the use and state of maintenance thereof, are, to the best of Seller's knowledge, in compliance in all material respects with applicable statutes, ordinances, rulings, rules and regulations of any Governmental Authority.

         Section 3.9 Contracts

         Schedule 3.9 is a true and complete list of all material Contracts. Seller has delivered to Buyer true and complete copies of all Assumed Contracts listed on Schedule 3.9. All Assumed Contracts were entered into in the ordinary course of the business of Seller consistent with past practice. None of the Assumed Contracts requires any payments or the performance of any obligations that could reasonably be expected to have a Material Adverse Effect. All of the Assumed Contracts are validly existing, in full force and effect, and binding and enforceable against the other parties thereto (subject to bankruptcy, insolvency or similar laws affecting creditors' rights generally and to the application of general equitable principles). Except as set forth on Schedule 3.9, no material default exists under any Assumed Contract. Seller has not received any notice that any party to any Assumed Contract intends to terminate such Assumed Contract or amend the terms thereof without the consent of Seller. Except for the need to obtain the Consents described on Schedule 3.3, Seller has full legal power and authority to assign its rights under all Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuation of any such Assumed Contract.

         Section 3.10 Intellectual Property Rights

                  (a) Set forth on Schedule 3.10(a) are all patents, patent applications, patent or invention disclosures awaiting filing, mask work and copyright applications and registrations, and trademarks and trademark applications and registrations which constitute Intellectual Property.

                  (b) Set forth on Schedule 3.10(b) are all Contracts relating to the distribution or license of, or royalty payments with respect to, Intellectual Property used in the conduct of the Business, whether as licensor or licensee and whether on an exclusive or non-exclusive basis.

                  (c) Except as set forth on Schedule 3.10(c):

                           (i) Seller owns or, in the case of Third Party
Technology set forth on Schedule 3.10(a), has a right to use all of the Intellectual Property, free from any Liens and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions;

                           (ii) no Intellectual Property or any service rendered
by Seller in respect of the Business, or any product, process or material used in the Business, infringes upon any rights owned or held by any other Person;

                           (iii) there is neither pending nor (to the knowledge
of Seller) threatened any claim, litigation or proceeding against Seller contesting the rights of Seller to any Intellectual Property or the ownership, enforceability or validity of the Intellectual Property owned by Seller or use by Seller of any Intellectual Property used in the Business;

                           (iv) no Intellectual Property is subject to any
outstanding Judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority, nor is there any pending, or to the best knowledge of Seller, threatened proceeding relating thereto;

                           (v) to the best of Seller's knowledge, there is no
infringement or misappropriation of the Intellectual Property owned by Seller by any Person;

                           (vi) there are no agreements or licenses between
Seller, on the one hand, and any other Person, on the other hand, which may have been terminated or expired prior to the date hereof and under which Seller has granted rights or licenses in the Intellectual Property to such other Persons or granted an option to acquire such rights or licenses, which rights or licenses or the option to acquire the same survived such termination or expiration;

                           (vii) Seller has not sold, assigned, conveyed,
transferred or delivered to any third party, and no Person has any licenses under or other rights to use, any of the Intellectual Property used in the conduct of the Business;

                           (viii) Seller has not covenanted or agreed with any
Person not to sue or otherwise enforce any legal rights with respect to Intellectual Property; and

                  (d) Seller has taken reasonable steps (including measures to protect secrecy and confidentiality) to protect its right, title and interest in and to the Intellectual Property. All employees, agents, consultants and other representatives of Seller who have access to confidential or proprietary information of Seller included in the Intellectual Property have a legal obligation of confidentiality to Seller with respect to such information. All employees of the Seller and all employees of Affiliates of Seller related to the Business have duly executed and delivered agreements with Seller pertaining to the assignment, without additional consideration, to Seller of all inventions, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment by Seller or their Affiliates.

                  (e) The Intellectual Property, together with the Intellectual Property rights under Third Party Technology and arising from the Contracts that constitute Assets, constitute all Intellectual Property rights necessary to conduct the Business in the manner as currently conducted.

         Section 3.11 Employees and Compensation

                  (a) Schedule 3.11 contains a true, accurate and complete list of the names, present titles and current annual compensation for all employees and independent contractors of Seller, SAS and BV who provide substantial services to the Business as of the date of this Agreement (each a "Business Employee or Consultant"). Seller does not have any written or oral contracts of employment with any Business Employee or Consultant, other than oral agreements of employment terminable at will without penalty and those listed on Schedule 3.9.

                  (b) Each Employee Plan and Compensation Arrangement is listed and described in Schedule 3.9. Seller has furnished to Buyer complete and accurate copies of any written Employee Plans and Compensation Arrangements (or related insurance policies), complete descriptions or copies of any unwritten Employee Plans or Compensation Arrangements, and all employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Except as disclosed in Schedule 3.9, neither Seller nor any ERISA Affiliate currently or within the last seven years (a) is or has sponsored, maintained or contributed to any Employee Plan or Compensation Arrangement (including any bonus, cash or deferred compensation, 401(k), severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), (b) is or has contributed to, or been required to contribute to, any Multiemployer Plan or Multiple Employer Plan, (c) has incurred, or reasonably expects to incur, any "withdrawal liability," as defined under
Section 4201 et seq. of ERISA. Neither the Seller nor any ERISA Affiliate has terminated within the last five years an employee pension benefit plan, as defined under Section 3(2) of ERISA, which was subject to Title IV of ERISA. Neither the Seller nor any ERISA Affiliate has ever engaged in a transaction to evade liability, as described under Section 4069 of ERISA. Neither Seller nor any ERISA Affiliate is a party to and does not have in effect or to become effective after the date of this Agreement any plan, arrangement or other scheme which will become an Employee Plan or Compensation Arrangement.

                  (c) All of the current Employee Plans or Compensation Arrangements listed and described on Schedule 3.9 are fully insured.

                  (d) Each Employee Plan and Compensation Arrangement has, to the best of Seller's knowledge, been administered in compliance with its terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964 and any other applicable federal or state laws.

                  (e) Seller is not aware of the existence of any governmental inspection, investigation, audit, or examination of any Employee Plan or Compensation Arrangement or of any facts that would lead it to believe that any such governmental inspection, investigation, audit, or examination is pending or threatened. There exists no action, suit, or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller, threatened against any such plan or arrangement, and Seller is not aware of any facts that could give rise to any such action, suit, or claim.

                  (f) Except as described in Schedule 3.9, neither Seller nor any ERISA Affiliate sponsors, maintains, or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of Seller, except to the extent required by Code Section 4980B ("COBRA").

                  (g) With respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement, all contributions, premiums, payments, or liabilities accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Seller, on or prior to Closing. Each Employee Plan or Compensation Arrangement that provides severance or severance like benefits may be terminated by Seller without any penalty and without any liability to pay severance benefits in connection with any terminations of employment that occur after the date such Employee Plan or Compensation Arrangement is terminated. Each Employee Plan or Compensation Arrangement that is a "group health plan," as defined under ERISA Section 601 et seq. and COBRA and has provided "continuation coverage" to each "covered employee" and "qualified beneficiary" entitled thereto (with each term defined a under COBRA).

                  (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance or unemployment compensation) becoming due to any director or employee of Seller or any ERISA Affiliate or (ii) materially increase any benefits otherwise payable under any Employee Plan.

                  (i) Seller has complied in all material respects with all applicable laws and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination, occupational safety and the payment of Social Security or similar payroll-related taxes. Seller is not a party to or subject to any collective bargaining agreements with respect to the Business. To Seller's knowledge, no controversies, disputes or proceedings are pending or, to Seller's knowledge, threatened between it and any Business Employee or Consultant (singly or collectively) directly or indirectly by any Business Employee or Consultant or any agent or representative thereof (including without limitation any union claiming to represent any Business Employee or Consultant). No labor union or other collective bargaining unit represents or claims to represent any Business Employee or Consultant. There are currently, and during the past five years there have been no actual or threatened strikes, work slowdowns, job actions, picketing, corporate campaigns or any other labor dispute, controversy or proceeding involving or relating to any Business Employee or Consultant or the Business. Seller is not a party to any agreement of any nature, oral or written, express or implied, which would require Buyer to employ any person after the Closing Date. There are, to the best of Seller's knowledge, no pending or threatened disputes or investigations regarding the misclassification of employees as independent contractors. Seller has not received any request for recognition from any union seeking to represent any Business Employee or Consultant. None of the Business Employees or Consultants are now, or in the past five years have been involved in or subject to any union organizing activity and to the knowledge of Sellers no such activity is threatened.

                  (j) Since January 1, 2004, Seller has not made any material increase in the size of the workforce of the business.

         Section 3.12 Taxes

         Except as disclosed on Schedule 3.12, there are no legal, administrative or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest or other charges, the liability of which could extend to Buyer as transferee of the Business or the Assets, and, to the best of Seller's knowledge, no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties or interest due or to become due from Seller.

         Section 3.13 Compliance with Laws

         Except as disclosed on Schedule 3.13, neither Seller nor the ownership of the Assets as they are currently owned by Seller or the operation of the Business as it is currently operated by Seller, is in violation of (a) any applicable Judgment relating to the Business, the Assets or the Assumed Liabilities or (b) any provision of law or any other requirement of any Governmental Authority applicable to the Business, the Assets or the Assumed Liabilities (including applicable Environmental Laws), in each case, except for such violations as would not reasonably be expected to have a Material Adverse Effect, taken as a whole. The Seller has not received any citation, directive or notice of any proceedings, claims or other actions from any Governmental Authority arising out of the ownership or occupation of the properties or premises of the Seller or the conduct of its operations or relating to the Assets, the Business or the Assumed Liabilities, nor is it aware of any basis therefor and to the best knowledge of Seller, no such proceedings are threatened. To the Seller's knowledge, no material expenditure on behalf of the Seller will be required in order to comply with any Environmental Law.

         Section 3.14 Claims and Legal Actions

         Except as set forth on Schedule 3.14, as of the date of this Agreement, to Seller's knowledge (a) there is no Judgment, action, suit, claim, demand, arbitration, investigation or other proceeding, administrative or judicial, pending, threatened against or relating to Seller or to which any of its Assets is subject with respect to its ownership or operation of the Business or otherwise relating to the Assets or Assumed Liabilities, and (b) no Judgment has been issued against or relating to any of the foregoing. None of Seller or any Affiliates thereof is party to or engaged in or, to the best knowledge of Seller, threatened with any action which relates to or affects the Business (or the operation thereof), the Assets, the Assumed Liabilities, this Agreement or the transactions contemplated hereby, and, to the knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in any such action. Seller is not in default under or with respect to any Judgment, ruling, order, writ, decree, stipulation, injunction or determination of the type described in Section 3.14.

         Section 3.15 Insurance and Bonds

         Schedule 3.15 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the Business and all performance, surety or other bonds maintained by Seller with respect to the Assets or the Business. All of such policies and bonds are in full force and effect.

         Section 3.16 Transactions with Affiliates

         Except as disclosed on Schedule 3.16, Seller has not been involved in any business arrangement or relationship relating to the Business with any Affiliate of Seller, and no Affiliate of Seller owns any property or right, tangible or intangible, that is used in the Business.

         Section 3.17 Brokers

         Neither Seller nor any Person acting on Seller's behalf has retained any broker, finder or agent or incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement.

         Section 3.18 Subsidiaries

         As of the date hereof, no Person is a subsidiary of the Seller other than SAS and BV the stock of which Buyer is acquiring, and Xtrasource do Brazil which Buyer is not acquiring and which is an Excluded Asset.

         (1) As to SAS, Seller represents and warrants as follows:

         (a) SAS has been duly and validly incorporated in France. The SAS corporate form, registered office, corporate purpose, share capital and share capital allocation are described in Schedule 3.18.

         (b) The shares of stock of SAS were validly subscribed and issued and fully paid in. They represent 100% of the SAS' capital and voting rights and are not the subject of any repurchase, amortization or redemption.

         As of the date hereof, such shares of stock are, or will be on the Closing Date, fully and validly owned by Seller.

         Such shares of stock are free of all sureties, liens, pledges (except as set forth in Section 8.2(l)), preemptive rights, options to sell or other rights in favor of third parties.

         With the exception of such shares of stock, there are no securities (titres) giving directly or indirectly access to the SAS' share capital nor any undertaking or agreement the purpose of which is to issue or allocate any such securities.

         Except as provided in Schedule 3.18, there are no shareholders' agreements relating to SAS.

         (c) SAS is up-to-date with the payment of all Taxes and social security contributions and each has fulfilled its obligations in relation thereto. The reserves appearing in the Financial Statements are, or will be, sufficient to pay all Taxes and social security contributions due or that may become due with respect to any periods prior to September 30, 2004 and until the Closing Date, included. SAS has fulfilled all filing obligations with respect to all Taxes and social security contributions in accordance with French laws. Each has submitted the corresponding returns in the form and within the time limits required and such returns are complete and accurate.

         SAS is not the subject of any audit or verification proceedings in relation to any Taxes and social security contributions, nor has received any request for information. No reassessment in relation to Taxes and social security contributions have been notified by an authority or a competent entity since January 1, 2000.

         Except as set forth in Schedule 3.18, SAS has not benefited from any fiscal advantage or favorable Tax regime in exchange for existing undertakings or obligations by which it is still bound. SAS is not bound by any obligation nor shall incur any additional Tax burden as a result of the obtaining of any fiscal advantages, carry forward or postponement of taxation, or of any favorable Tax regime.

         (d) Schedule 3.18 sets forth the collective bargaining agreements, company agreements, profit sharing, incentive, retirement, and saving schemes or plans, exceptional agreements (accords atypiques) and, more generally, collective agreements or practices (usages) that are applicable to SAS or its employees. Schedule 3.18 contains a copy of all agreements of SAS in relation to working time reduction.

         Indefinite terms model employment contracts as used by SAS are attached hereto as Schedule 3.18. No employment contract currently in force with SAS grants any employee individual advantages in excess of those arising from the applicable collective status or the model agreements referred to above, in particular in relation to severance pay and severance notice.

         (e) All Accounts Receivable of SAS reflected on the Financial Statements are and on the Closing Date will be valid and genuine, shall have arisen solely out of bona fide performance of services and other business transactions in the ordinary course of business consistent with past practice, and are not subject to any valid defenses, set-offs or counterclaims. The allowances for collection losses on the Financial Statements have been determined in accordance with the French GAAP, respectively, on a basis consistent with the presentations in the Financial Statements.

         (2) As to BV, Seller represents and warrants as follows:

Regarding the BV Shares:

a. the Shares have validly been acquired by the Seller, the blocking provisions laid down in the Company's articles of incorporation have been, or upon the execution of the notarial transfer deed at Closing will have been, complied with and the Seller has the legal authority to sell and transfer the Shares;

b. the Seller's right on the Shares is unconditional and not subject to any restriction, dissolution or nullification whatsoever;

c.       the Shares are not encumbered with any attachment;

d. the Shares are not encumbered with any pledge or usufruct (except as noted in Section 8.2(l));

e.       the Shares are fully paid-up;

f.       no depositary receipts in respect to the Shares have been issued;

g. the Shares comprise one hundred percent (100%) of the Company's issued share capital;

h. no persons exist who have any options, claims or other rights outstanding to acquire any issued or unissued shares in the Company's share capital;

i. no persons exist who may claim dividends, or any other distributions from the Company;

Regarding existence of BV:

a. the Company has been duly incorporated under the laws of the Netherlands, by a deed executed on the 31st day of May, nineteen hundred and ninety-nine, before Aart Barkey, civil law notary officiating at Rotterdam. The requisite ministerial statement of no-objection was obtained on the 18th day of May, nineteen hundred and ninety-nine with Ministry of Justice number B.V. 1074392

b.       the Company's articles of incorporation have never been amended.

Regarding Insolvency and dissolution of BV:

a. no resolution has been proposed or passed (and no meeting has been convened and no written resolution has been circulated with a view to passing any resolution) for winding up or for the presentation of a petition for winding up or for a compromise or composition or arrangement with creditors or any class of them;

b. no procedure has been commenced by the Chamber of Commerce and Industry or any other person with a view to dissolution under Section 19a of Book 2 Dutch Civil Code;

c. no declaration of bankruptcy has been applied for or is pending and no action or request is pending in relation thereto;

d.       no application has been made for the suspension of payments as meant in article 213 of The Netherlands Insolvency Act (failissementswet);

No matters or circumstances exist which might give rise to any of the events referred to in paragraphs (i) up to and including (iv).

         Section 3.19 Operating Difficulties

         Seller represents that it has been operating at a loss and has had difficulty meeting its payroll and other current obligations and has significant past due accounts payable.

         Section 3.20 Disclosure

         Neither this Agreement (including without limitation the Schedules hereto), nor the Financial Statements, nor any certificate furnished by or on behalf of the Sellers, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.


                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Parent and Buyer each represent and warrant to Seller as follows:

         Section 4.1 Organization, Standing and Authority

         Parent and Buyer are corporations duly organized, validly existing and in good standing under the laws of the states of Utah and Delaware, respectively, and are duly qualified to conduct business as a foreign corporation in each jurisdiction where the nature of their business or the ownership or character of their properties require such qualification except in such jurisdictions where the failure to be so duly qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on their business. Each of Parent and Buyer has all necessary corporate power and authority to own, lease and use its properties and assets, to engage in the business or businesses in which it is engaged, and to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the agreements and covenants to be performed and complied with by Parent and Buyer hereunder and thereunder and the consummation by Parent and Buyer of the transaction contemplated hereby and thereby.

         Section 4.2 Authorization and Binding Obligation

         The execution, delivery and performance by Parent and Buyer of this Agreement and the documents contemplated hereby have been duly authorized by all necessary corporate actions on the parts of Parent and Buyer. This Agreement has been duly executed and delivered by Parent and Buyer, and this Agreement constitutes, and when executed and delivered the documents contemplated hereby will constitute, the legal, valid and binding obligations of Parent and Buyer, enforceable against Parent and Buyer in accordance with their respective terms, except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by the application of general equitable principles.

         Section 4.3 Absence of Conflicting Agreements

         Subject to obtaining lender approval (Section 7.1(h)) and any Consents required to be disclosed by Seller on Schedule 3.3 (and acting on reliance of Seller's representations set forth in Article 3), the execution, delivery and performance by Parent and Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of, notice to or filing with any Governmental Authority or any third party; (b) will not conflict with any provision of Parent's or Buyer's Certificate of Incorporation or Bylaws; (c) to Parent's and Buyer's best knowledge, will not conflict with, result in a breach of or constitute a default under, any provision of law or Judgment; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Parent or Buyer is a party or by which Parent or Buyer may be bound.

         Section 4.4 Claims and Legal Actions

         To Parent's or Buyer's knowledge, there is no Judgment, action, suit, claim, demand, arbitration, investigation or other proceeding, administrative or judicial, pending or threatened, against or relating to Parent or Buyer or its assets or any Judgment against or relating to the foregoing, in any such case which would reasonably be expected to impair Parent's or Buyer's ability to acquire or operate the Assets and the Business or hinder or delay the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE 5
                   OPERATIONS OF THE BUSINESS PRIOR TO CLOSING

         Section 5.1 Generally

         Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Business in the ordinary course of business consistent with past practices and in compliance with the other covenants in this Agreement. From the date hereof through the Closing Date, Seller will use commercially reasonable efforts to retain the services of its respective officers, employees and agents related to the Business and to maintain satisfactory relationships with respect to the Business' suppliers, distributors and customers and others having business relations with the Business.

         Section 5.2 Contracts, Commitments and Conduct of Business

         Seller shall not, without Buyer's consent, (a) enter into or perform any transactions with affiliates, or enter into transactions other than on an arm's length basis, (b) other than in the normal or ordinary course, increase any compensation or benefit arrangement for any employee or officer, (c) pay any dividends, or (d) utilize the Assets (except for accruals recorded on the financial statements previously provided by the Company) in a settlement or resolution of any Liabilities, (e) renew or extend the term of, terminate, waive provisions of, modify or amend in any material respect any Governmental Permit, Assumed Contract or Assumed Liability, (f) enter into any contract that will be binding on Buyer after Closing, other than contracts entered into in the ordinary course of business that do not pertain to the employment of any employees or retention of independent contractors (except those contracts terminable at will without penalty) and do not involve consideration, in the aggregate, in excess of $5,000, measured at Closing, or (g) terminate, suspend or abrogate any Governmental Permit or Assumed Contract, other than upon the expiration of its current term.

         Section 5.3 Disposition of Assets

         Seller shall not sell or otherwise dispose of any of the Assets other than in the ordinary course of business.

         Section 5.4 Encumbrances

         Seller shall not create, assume or permit to exist any Lien upon the Assets, except for Permitted Liens and Liens that are disclosed on Schedule 3.6.

         Section 5.5 Governmental Permits

         Seller shall not cause or permit, by any act or failure to act, any Governmental Permit to expire (other than upon the expiration of the current term of any such Governmental Permit) or to be revoked, suspended or modified, or take any action that would cause any Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any Governmental Permit.

         Section 5.6 Access to Information

         Prior to the Closing Date, Seller shall, upon reasonable advance notice, give Buyer and its counsel, accountants, engineers and other authorized representatives full access during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts and documents relating to the Business and the Assets including without limitation all personnel records of the Business Employees or Consultants, for the purpose of audit and inspection; provided, however, that Buyer's access may not interfere unreasonably with the normal operations of the Business. Prior to the Closing Date, Seller will, upon reasonable advance notice, furnish or cause to be furnished to Buyer and its counsel, accountants, engineers and other authorized representatives all information with respect to the affairs of the Business and the Assets and the Assumed Liabilities that Buyer may reasonably request from time to time including, but not limited to, financial and operating data and access to employees and customers of Seller.

         Section 5.7 Maintenance of Assets

         Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), use, operate and maintain all of the Assets in a reasonable manner consistent with their use as of the date of this Agreement, and maintain inventories consistent with past practices.

         Section 5.8 Insurance and Bonds

         Seller shall at all times prior to and through the Closing maintain the insurance policies (or comparable replacement policies) described in Section
3.15 in amounts not less than those in effect on the date of this Agreement.

         Section 5.9 Compliance with Contracts and Laws

         Seller shall comply in all material respects with the Assumed Contracts and Assumed Liabilities. Seller shall comply with all laws applicable or relating to its ownership and operation of the Business, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect, taken as a whole.

         Section 5.10 Changes to Employee Compensation and Benefits

         Except as described on Schedule 5.10, Seller shall not cause or permit
(a) any change in the existing wages, commissions, salary or compensation rates payable to any Business Employees or Consultants (other than as required by law or regularly scheduled bonuses and increases in wages, commissions, salary or compensation in the ordinary course of business consistent with past practice, which increases in wages, commissions, salaries or compensation shall not exceed three percent (3%) in the aggregate), (b) any change in any Employee Plan or Compensation Arrangement existing on the date of this Agreement or the establishment of any new Employee Plan or Compensation Arrangement (other than as required by law), (c) make any material increase in the size of the workforce of the Business, (d) voluntarily recognize any union as the collective bargaining representative of any of the Business Employees or Consultants or (e) enter into any collective bargaining agreement relating to any of the Business Employees or Consultants.

         Section 5.11 Advice of Changes

         Seller shall give prompt notice to the Buyer upon becoming aware of (a) the occurrence, or failure to occur, of any event which would be likely to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement on or prior to the Closing Date. The Seller will use its reasonable best efforts to prevent or promptly remedy any matter which is or would be the subject of any such notice. No notice pursuant to this Section 5.11 will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein.

                                   ARTICLE 6
                        SPECIAL COVENANTS AND AGREEMENTS

         Section 6.1 Third-Party Consents

         Seller shall use reasonable best efforts (at Seller's expense), and Buyer shall cooperate (it being understood that such cooperation will not include any requirement to pay any consideration or offer or grant any financial consideration) with Seller in all reasonable respects to obtain all Consents and Governmental Permits required for the transfer to Buyer of all of the Assets. Seller will not agree to any materially adverse change in any Assumed Contract as a condition to obtaining any such Consent without Buyer's consent, which shall not be unreasonably withheld. Any instrument evidencing any Consent shall be reasonably acceptable to the Buyer. If a Required Consent or Governmental Permit to the assignment of any Assumed Contract is not obtained and Buyer, in its discretion, waives any requirement under this Agreement that such Consent or Governmental Permit be obtained as a condition to Closing and the requirement that such Assumed Contract be assigned to Buyer at the Closing, Seller shall use its best efforts to keep such Assumed Contract in effect and to give Buyer the benefit of such Assumed Contract to the same extent as if it had been assigned, and Buyer shall perform Seller's obligations under the Assumed Contract relating to the benefit obtained by Buyer. From and after the Closing, Seller will continue to use its reasonable best efforts (at Seller's expense) to obtain all Consents and Governmental Permits that were not obtained prior to Closing. Nothing in this Agreement shall be construed as an attempt to assign any Assumed Contract or Governmental Permit that is by its terms nonassignable without the consent of the other party or as a waiver by Buyer of any requirement under this Agreement that consent to the assignment of such Assumed Contract or Governmental Permit be obtained prior to Closing.

         Section 6.2 Risk of Loss

         The risk of any loss, damage, impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to and including the Closing Date and, thereafter, shall be borne by Buyer.

         Section 6.3 Confidentiality; Public Announcements

         Except for such disclosure to attorneys, accountants and financial advisors as may be necessary for the consummation of the transactions contemplated by this Agreement, and except as and to the extent required by law, each party will keep confidential any confidential information obtained from the other party in connection with the transactions contemplated by this Agreement. Any press releases or other publicity relating to the transaction contemplated by this Agreement shall be subject to prior review and coordination between Seller and Buyer, subject to their respective disclosure obligations under applicable law.

         Section 6.4 Cooperation

         Each of Buyer and Seller shall use its reasonable best efforts to cause to be fulfilled the conditions to the respective obligations of the other party set forth in this Agreement, and Buyer and Seller shall execute and deliver such other documents and instruments and will take, or cause to be taken, all such reasonable actions as may be necessary and desirable to the implementation and consummation of the transactions contemplated by this Agreement, and otherwise use reasonable best efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement. Neither Seller nor Buyer shall take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         Section 6.5 Books and Records

         Seller shall provide Buyer access and the right to copy any books and records relating to the Assets, but not included in the Assets. Buyer shall provide Seller reasonable access and the right to copy any books and records relating to the Assets that are included in the Assets.

         Section 6.6 Employee Transition

                  (a) Except as otherwise provided in this Section 6.6(a), for a period of two years from and after the Closing Date, without the prior written consent of Buyer, Seller will not, and will cause its Affiliates not to, solicit, hire or retain as an employee, independent contractor or consultant any employee engaged in the Business on the date hereof or on the Closing Date and will not during such period, induce or attempt to induce any such employee to terminate his or her employment with Buyer by resignation, retirement or otherwise.

                  (b) Following Closing, SAS and BV will continue to employee all employees that were so employed immediately prior to Closing. As to the Business Employees of Seller in the United States, Buyer shall extend offers of employment to each for at least a short-term transition period during which Buyer will allow each Business Employee to take a reasonable amount of paid time to interview for positions with other employers. Buyer shall not be obligated to offer to employ or to employ any Business Employee or Consultant beyond the short-term transition period.

                  (c) Except as expressly permitted by Section 6.6(b), prior to Closing, Buyer may not meet with or otherwise contact any employees of the Business or solicit, attempt to hire, hire or employ in any capacity any person who was an employee of the Business at any time during the period from the date of this Agreement through the Closing. If this Agreement is terminated prior to Closing, Buyer agrees that, for a period of 12 months after the termination of this Agreement, it will not solicit, attempt to hire, hire or employ in any capacity, induce or attempt to induce any such employee to terminate his or her employment with Seller, any person who was an employee of the Business at any time during the preceding 12 months.

                  (d) Seller will retain and Buyer shall not assume any liability or obligation to or in connection with any Business Employee or Consultant or any other employee or former employee of the Seller, other than, with respect to the time period after the Closing Date, those Business Employees or Consultants who are hired by Buyer (the "Hired Employees"). Without limiting the generality of the foregoing, Seller shall remain solely responsible for and shall, at or prior to Closing, pay or satisfy any obligations and liabilities, including those pursuant to the Code, ERISA, the Worker Adjustment and Retraining Violation Act and any and all federal, state and local discrimination laws, with respect to any Business Employee or Consultant and all other employees and former employees of Seller and their respective beneficiaries and dependants (other than obligations or liabilities with respect to the Hired Employees which are created after Closing), relating to or arising in connection with, during the course of, or as a result of (1) the employment or the actual or constructive termination of employment of any such employee by Seller (including in connection with the consummation of the transactions contemplated by this Agreement); (2) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under any Employee Plan or Compensation Arrangement; (3) accrued but unpaid salaries, commissions, wages, bonuses, incentive compensation, vacation or sick pay, or other compensation or payroll items (including deferred compensation and severance pay); and (4) the provisions of health continuation coverage for such employees required by Part 6 of Title 1 of ERISA and Section 4980B of the Code.

                  (e) On the Closing Date, Seller shall terminate the employment of all Business Employees or Consultants (other than those of SAS and BV) being hired by Buyer or otherwise not continuing in the employ of Seller after Closing.

                  (f) With respect to all group health plans, Seller shall maintain current group plans and shall retain full responsibility and liability for compliance with the continuation health care coverage requirements of Code
Section 4980B and ERISA Sections 601 through 608 (the "Continuation Coverage Requirements") for all Qualifying Events within the meaning of Section 4980B(f)(3) of the Code and Section 603 of ERISA. On or after the Closing Date, Seller shall continue to comply with the Continuation Coverage Requirements with respect to all Qualifying Events affecting any current or former employees or former employee of the Seller and any qualifying beneficiary of such employee or former employee which Qualifying Events occurred prior to the Closing Date. Seller shall hold Buyer and any entity required to be combined with Buyer (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to continuation coverage and arise as a result of any action or omission by Seller or because Buyer is deemed to be a successor employer to Seller. Buyer shall offer no inducement to any employee to elect continuation coverage with respect to any group health plan of Seller.

                  (g) Buyer shall offer health plan coverage on terms and conditions determined by the Buyer to all of the Hired Employees; provided, however, that at no time to the extent to cause any violation of non-discrimination of the Internal Revenue Code. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all such employees of Seller covered by the Seller's health care plan as of the Closing Date (other than preexisting conditions which were excluded by Seller's health care plan) and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible and co-payment obligation limits under Seller's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to employees of Seller who become Hired Employees.

                  (h) Seller shall retain, pay, perform and indemnify and hold Buyer harmless from and against all liabilities under any employee benefit plans which are employee welfare benefit plans (within the meaning of ERISA) for all claims incurred through the Closing Date, whether or not such claims are submitted for payment or reimbursement on or before the Closing Date. For the purposes hereof, the term "incident" means and includes, without limitation, death, accident, disease, injury, unemployment, dental care, illness and disability.

                  (i) This Section 6.6 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity, including any Business Employee or Consultant or any other employee or former employee who performs or performed services in connection with the operation of the Business.

         Section 6.7 Delivery of Financial Information

         Seller shall furnish to Buyer within 30 days after the end of each calendar month ending between the date of this Agreement and the Closing Date a report of income and expense for the month just ended for the Business and such other financial information (including information on payables and receivables) as Buyer may reasonably request. The reports delivered by Seller to Buyer pursuant to this Section 6.7 shall be prepared from the books and records of Seller with respect to the Business in accordance with Seller's prior practice and GAAP (other than footnotes and year-end adjustments), consistently applied, shall accurately reflect the books, records and accounts of the Business, shall be complete and correct in all material respects, and shall present fairly the results of operations of the Business for the periods then ended. Promptly after the preparation thereof, Seller shall deliver to Buyer copies of any other financial statements and other operational data regularly prepared by Seller for its internal use.

         Section 6.8 Additional Post-Closing Covenants

                  (a) General. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 10).

                  (b) Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with the Seller prior to the Closing. Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

                  (c) Covenant Not to Compete. For a period of two years from and after the Closing Date, neither Seller nor any of its Affiliates will engage directly or indirectly in the Competing Business; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in the Business. If the final judgment of a court of competent jurisdiction declares that any terms or provision of this Section 6.8(c) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or enforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (d) Patent/Trademark Procurement. Buyer shall have the exclusive right (but not the obligation) to seek and obtain patent and trademark protection for the Intellectual Property and any improvements thereto, both in the United States and in any foreign jurisdiction. All decisions concerning the process of seeking and obtaining such patent and trademark protection shall be within the sole and absolute discretion of Buyer, including but not limited to decisions concerning those jurisdictions in which such protection shall be sought and the identity of legal counsel and other professionals who will be retained to assist Buyer in seeking such protection.

                  Buyer will use commercially reasonable efforts to prosecute and obtain issuance of the pending U.S. and PCT Patent Applications and pending Trademark Applications identified in Section 3.10 of this Agreement.

                  (e) IP Litigation Matters. Seller and Buyer will promptly notify each other of any apparent infringement of Intellectual Property that comes to their attention during the pendency of this Agreement. Buyer shall have the option, at its sole discretion, cost and expense, to bring suit to enjoin such infringement and to recover damages therefor.

                  In any action brought by Buyer pursuant to the foregoing paragraph, Buyer shall select and control counsel for the prosecution of such suit. Seller shall (a) have the right to receive, from time to time, full and complete information from Buyer concerning the status of such suit, and (b) cooperate fully with Buyer and provide whatever assistance is reasonably requested by Buyer in connection with such suit, including the preparation and signing of such documents.

                  If any action concerning ownership, validity or enforceability of Intellectual Property is brought against Buyer, either as a declaratory judgment action or by way of counterclaim, Seller agrees to cooperate fully with Buyer and provide whatever assistance is reasonably requested by Buyer in connection with such action, including the preparation and signing of documents.

                                   ARTICLE 7
                               CLOSING CONDITIONS

         Section 7.1 Conditions to Obligations of Buyer

         All obligations of Buyer at the Closing are subject, at Buyer's option, to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at and as of that time.

                  (b) Covenants. Seller shall have fully performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (c) Consents. Each of the Required Consents shall have been obtained and delivered to Buyer without the imposition of any condition that would have a material adverse effect on the terms of any of the Assumed Contracts or Governmental Permits to which any Required Consent relates, and each such Required Consent shall be in form and substance reasonably satisfactory to Buyer and in full force and effect.

                  (d) Deliveries. Seller shall have made all the deliveries to Buyer set forth in Section 8.2 and shall have made deliveries to Buyer of such other documents, certificates and instruments and taken or caused to be taken such other actions reasonably requested by Buyer to evidence compliance with the conditions set forth in this Section 7.1.

                  (e) Legal Proceedings. No action or proceeding by or before any Governmental Authority shall be pending that might reasonably be expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement or otherwise prohibit Buyer's ownership or operation of all or any portion of the Business, other than an action or proceeding instituted by either party to this Agreement or their respective Affiliates.

                  (f) Judgment. There shall not be in effect any Judgment that would prevent or make unlawful the Closing.

                  (g) Material Adverse Changes. There shall not have occurred (or reasonably be expected to occur) any event, change or development which has had or could reasonably expected to have a Material Adverse Effect.

                  (h) Lender Approval. The Buyer shall have obtained approval of Parent's lender, on terms and conditions satisfactory to it, for all of the financing it needs in order to consummate the transaction contemplated hereby and to fund the working capital requirements of the acquired Assets after the Closing.

                  (i) Acquisition of Senior Secured Loan. The Parent shall have obtained, simultaneously with the execution of this Agreement and on terms and conditions satisfactory to it, an assignment of all loan documents and security therefor from SummitBridge.

                  (j) Approvals. Buyer and Seller shall have obtained board of director and shareholder approvals approving the execution of this Agreement and all closing documents and the consummation of the transactions contemplated thereby.

                  (k) Pre-Closing Operations. Seller certifies that from October 1, 2004 through Closing, Seller did not, without the written consent of Buyer
(i) enter into or perform any transactions with affiliates, or into transactions other than on an arm's-length basis, (ii) increase any compensation or benefit arrangement for any employee or officer, (iii) pay any dividends, purchase any stock, or make any other distributions to shareholders or other interested parties, or (iv) violate the provisions of Article 5 of this Agreement.

                  (l) Due Diligence. Buyer shall have completed, to its sole satisfaction, all due diligence relating to Seller without discovery of any fact or information that would cause Buyer, in its sole discretion, to determine not to proceed with the transaction.

                  (m) Intellectual Property Assignment Agreement. The form of an Intellectual Property Assignment Agreement shall have been agreed to in form and substance reasonably satisfactory to Buyer.

                  (n) Schedules. Delivery of completed schedules to this Agreement that are satisfactory to Buyer in its sole discretion.

                  (o) Works Council Approval. The Works Council (or equivalent body) of each of SAS and BV shall have given written approval of the transactions and actions contemplated by this Agreement and the requirements of the Netherlands SER Merger Code have been complied with.

                  (p) Stub Audit. Pricewaterhouse Coopers shall have completed a stub period audit (for the period January 1, 2004 through September 30, 2004) for the operations of SAS and BV and the results thereof shall be acceptable to Buyer in its sole discretion.

                  (q) Fairness Opinion. Buyer shall have received a fairness opinion from a reputable financial advisory firm that the transaction is fair from a financial point of view to the Parent and its shareholders in a form that shall be acceptable to Buyer in its sole discretion.

         Section 7.2 Conditions to Obligations of Seller

         All obligations of Seller at the Closing are subject, at Seller's option, to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at and as of that time.

                  (b) Covenants. Buyer shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3 and shall have made or stand willing to make deliveries to Seller of such other documents, certificates and instruments and taken or stand willing to take such other actions reasonably requested by Seller to evidence compliance with the conditions set forth in this
Section 7.2.

                  (d) Legal Proceedings. No action or proceeding by or before any Governmental Authority shall be pending that might reasonably be expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted by either party to this Agreement or their respective Affiliates.

                  (e) Judgment. There shall not be in effect any Judgment that would prevent or make unlawful the Closing.

                  (f) Approval of the shareholders of Seller.

                                   ARTICLE 8
                         CLOSING AND CLOSING DELIVERIES

         Section 8.1 Closing

                  (a) Closing Date. Except as otherwise agreed to by Buyer and Seller, the Closing shall take place at 11:00 a.m. on November 30, 2004 if the conditions specified in Sections 7.1 and 7.2 have been satisfied on or before such date.

                  (b) Closing Place. The Closing shall be held at the offices of the Buyer, or any other place that is agreed upon by Buyer and Seller.

         Section 8.2 Deliveries by Seller

         Prior to or at the Closing, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (a) Transfer Documents. Duly executed bills of sale, assignments and other transfer documents including a French "ordre de mouvement" (share transfer form) and a short form share transfer agreement for French tax registration purposes and a deed executed before a civil law notary in the Netherlands which shall be sufficient to vest good title to the Assets in the name of Buyer, free and clear of all Liens except for Permitted Liens.

                  (b) Consents. An executed instrument evidencing all Consents received by Seller.

                  (c) Certificate Concerning Representations and Covenants. A certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized officer, certifying that, except as disclosed in such certificate,
(1) all representations and warranties of Seller contained in this Agreement are true in all material respects at and as of the Closing Date as though made at and as of that time, and (2) that Seller has in all material respects performed and complied with all of its covenants and agreements set forth in this Agreement to be performed and complied with by it on or prior to the Closing.

                  (d) Governmental Permits, Assumed Contracts, Business Records, Etc. Copies or, if available, originals of all Governmental Permits, Assumed Contracts, and all files and records included in the Assets.

                  (e) Lien Searches. Lien, Tax, and judgment searches in each state and county in which any of the Assets are located and releases and terminations of all Liens on the Assets that are not Permitted Liens.

                  (f) Tax Letter of Good Standing. Tax Letter of Good Standing or similar documents issued by the taxing authorities in the states of North Carolina and Ohio, and from the appropriate authorities in the Netherlands and France relative to the operations of BV and SAS certifying that the Seller has paid all Taxes that are due and payable as of a date as close as practicable to the Closing Date.

                  (g) Opinion of Seller's Counsel. An opinion of Seller's legal counsel, addressed to Buyer, dated as of the Closing Date, in form and substance reasonably acceptable to Seller and Buyer.

                  (h) Employment Agreements. Seller shall cause to be executed and delivered to Buyer an employment agreement in the form of Exhibit A attached hereto (which shall include provisions concerning confidentiality and restrictions on competition) with Tom Tyler and such other key employees and on similar forms as shall be reasonably agreed upon between Buyer and Seller prior to Closing.

                  (i) Releases. Evidence reasonably satisfactory to Buyer of the release of any Liens (other than Permitted Liens) from the Assets transferred to Buyer at Closing.

                  (j) Seller's Change of Name. Evidence reasonably satisfactory to Buyer that Seller has changed its name such that the word "Xtrasource" is no longer part of the name of Seller.

                  (k) Intellectual Property Documents. Seller shall have each executed and caused to be delivered to Buyer the following:

                           (i) Assignment of Patent Rights

                           (ii) Assignment of Trademark Rights

                  (l) Pledges of Common Stock. Seller shall execute and deliver to Parent pledges of Common Stock of SAS and BV under the loan documents and obligations to SummitBridge as such are then assigned to Parent.

         Section 8.3 Deliveries by Buyer

         Prior to or at the Closing, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                  (a) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform those obligations and liabilities required to be assumed by Buyer pursuant to Section 2.5.

                  (b) Certificate Concerning Representations and Covenants. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer, certifying that, except as disclosed in such certificate,
(1) all representations and warranties of Buyer contained in this Agreement are true in all material respects at and as of the Closing Date as though made at and as of that time, and (2) that Buyer has in all material respects performed and complied with all of its covenants and agreements set forth in this Agreement to be performed and complied with at or prior to the Closing.

                  (c) Employment Agreements. Buyer shall cause to be executed and delivered to Seller employment agreements in the form of Exhibit A attached hereto (which shall include provisions concerning confidentiality and restrictions on competition) with Tom Tyler and such other key employees and on similar forms as shall be reasonably agreed upon between Buyer and Seller prior to Closing.

                  (d) Line of Credit. Buyer shall cause to be executed and delivered to Seller a line of credit agreement in the form of Exhibit C attached hereto.

                                   ARTICLE 9
                                   TERMINATION

         Section 9.1 Termination by Agreement

         This Agreement may be terminated at any time prior to the Closing by a written agreement between Buyer and Seller.

         Section 9.2 Termination by Seller

         This Agreement may be terminated by Seller prior to the Closing, by delivering written notice to Buyer of its election to terminate this Agreement, under any of the following circumstances (unless any of such circumstances occurred as a result of the failure of Seller to act in good faith or as a result of any breach by Seller of its representations, warranties, covenants or agreements in this Agreement):

                  (a) If there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;

                  (b) If on the date on which the Closing is required to take place pursuant to Section 8.1(a) any of the conditions precedent to the obligations of Seller set forth in this Agreement has not been satisfied or waived in writing by Seller; or

                  (c) If the Closing shall not have occurred on or before November 30, 2004.

         Section 9.3 Termination by Buyer

         This Agreement may be terminated by Buyer prior to the Closing, by delivering written notice to Seller of its election to terminate this Agreement, under any of the following circumstances:

                  (a) If there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;

                  (b) If on the date on which the Closing is required to take place pursuant to Section 8.1(a) any of the conditions precedent to the obligations of Buyer set forth in this Agreement has not been satisfied or waived in writing by Buyer; or

                  (c) If the Closing shall not have occurred on or before November 30, 2004.

         Section 9.4 Rights on Termination

         Upon termination of this Agreement pursuant to this Article 9,

                  (a) The transactions contemplated by this Agreement shall be terminated and abandoned without further action by Buyer or Seller.

                  (b) Each party shall return to the other party all documents and other material received from the other party and relating to the transactions contemplated by this Agreement, whether received from the other party before or after the execution of this Agreement.

                  (c) All confidential information received by either party to this Agreement with respect to the business of the other party or any of its Affiliates shall be treated in accordance with Section 6.3.

                  (d) The provisions of Section 6.3 shall continue in effect.

                  (e) Neither party to this Agreement shall have any further obligation or liability to the other party, except as provided in this Section 9.4.

                  (f) Notwithstanding anything to the contrary contained in this
Section 9.4, nothing herein shall relieve either party for liability for any breach of this Agreement.

         Section 9.5 Specific Performance

         The parties recognize that if Seller breaches this Agreement prior to Closing and refuses to perform under the provisions of this Agreement, monetary damages would not be adequate to compensate Buyer for its injury. Therefore, in lieu of exercising any right to terminate this Agreement pursuant to Section 9.3, Buyer shall be entitled to obtain, as its exclusive remedy for any damages suffered by Buyer by reason of Seller's breach of this Agreement prior to Closing, specific performance of the terms of this Agreement. If any action for specific performance is brought by Buyer in accordance with this Section 9.5 to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

                                   ARTICLE 10
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         Section 10.1 Survival of Representations and Warranties

         Subject to the limitations contained in this Article 10, all representations, warranties, covenants and agreements contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any party or on its behalf, the knowledge of any such party's officers, directors, partners, members, employees or agents, or the acceptance of any certificate or opinion. Neither the Buyer or Seller has actual knowledge that representations, warranties, covenants and agreements of the other party are incorrect in any material respect.

         Section 10.2 Indemnification of Buyer by Seller

                  (a) Obligation. Seller agrees to indemnify the Buyer and each of its officers, directors, stockholders, employees, agents, members, representatives, affiliates, successors and assigns (collectively, the "Buyer Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of the entirety of any Losses which the Buyer Parties may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

                           (i) subject to Section 10.2(b) below, the breach of
any representation or warranty made by the Seller in Article 3 of this Agreement or in any certificate delivered with respect thereto by the Seller;

                           (ii) the breach of any representation, warranty
(other than representations or warranties set forth in Articles 3), covenant or agreement made by the Seller contained in this Agreement or any of the other agreements contemplated hereby, any Exhibit or Schedule hereto or thereto or any certificate delivered by the Seller to the Buyer with respect thereto;

                           (iii) any claims of any brokers or finders claiming
by, through or under the Seller with respect to the transactions contemplated hereby;

                           (iv) any liability of the Seller for Taxes
attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date;

                           (v) any Liability of the Seller not assumed by Buyer;
and

                           (vi) any facts, events, circumstances, conditions or
status arising or existing prior to the Closing (including, without limitation, any release or disposal of hazardous substances, wastes, pollutants or contaminants) and relating to the Seller; provided that for purposes of this clause (vi), "Seller" shall be deemed to include any predecessors to the Seller and any Person with respect to which the Seller is a successor-in-interest, including, without limitation, by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise.

         In the event Buyer seeks or obtains a judgment against Seller with respect to the indemnification provided herein, Buyer agrees that it will not execute (nor otherwise assert any pre- or post-judgment rights or claims) against Seller's right to receive Contingent Earnout payments; provided, however, that the foregoing provisions shall not limit Buyer's offset rights as set forth in Section 2.6(b).

                  (b) Survival Date. The Seller will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 10.2(a)(i) unless written notice of a claim thereof is delivered to the Seller prior to the Survival Date. For purposes of this Agreement, the term "Survival Date" shall mean September 30, 2009. The Parties agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is resolved, and the Seller shall be required to indemnify the Buyer Parties for all Losses which the Buyer Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

         Section 10.3 Indemnification of Seller by Buyer

         The Buyer agrees to indemnify and hold Seller harmless against any Loss which the Seller may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with (i) the breach by the Buyer of any representation, warranty, covenant or agreement made by the Buyer contained in this Agreement or any of the other agreements contemplated hereby or any certificate delivered by the Buyer with respect thereto, (ii) any claims of any brokers or finders claiming by, through or under the Buyer, or (iii) the operation of the business by the Buyer after the Closing, provided, however, that the Seller shall remain responsible for all actions taken prior to Closing with respect to work-in-progress which is completed by the Seller after the Closing.

         Section 10.4 Defense of Claims

         If a party hereto seeks indemnification under this Article 10, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 10, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first:

                  (a) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claims and that it will provide full indemnification to the Indemnified Party for all Losses relating to such claim; and

                  (b) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability;

and, provided, further, that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

         If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnified Party has been advised by legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

         If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if (i) pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party, (ii) if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice or (iii) such settlement would have an adverse impact on the liability of the Seller for Taxes for any taxable period (or portion thereof) beginning after the Closing Date.

         Section 10.5 Payments

         Any indemnification pursuant to this Article 10 shall be effected by wire transfer of immediately available funds to an account designated by the Seller or the Buyer, as the case may be, within three days after the determination thereof. Any such indemnification payments shall include interest at the lesser of (i) eight percent (8%) and (ii) the maximum rate permitted by applicable usury laws, from the date any such Loss is suffered or sustained to the date of payment. Interest on such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand.

                                   ARTICLE 11
                                  MISCELLANEOUS

         Section 11.1 Fees and Expenses

         All filing fees, transfer taxes, sales taxes, document stamps or other charges levied by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be paid by Seller. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

         Section 11.2 Notices

         All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, sent by commercial delivery service or registered or certified mail, return receipt requested, or transmitted by facsimile, (c) deemed to have been given on the earliest of the date of receipt or the next business day (in the case of a national overnight courier service that promises next business day delivery) and (d) addressed as follows:

If to Seller:                         Xtrasource, Inc.
                                      6789 Kings Way
                                      Hudson, Ohio 44236-3102
                                      Attention:  Tom Tyler
                                      President
                                      Facsimile:  330-650-1024

With a copy to:                       Tucker, Ellis & West LLP
                                      1150 Huntington Building
                                      925 Euclid Avenue
                                      Cleveland, Ohio 44115
                                      Attention: Stephen C. Ellis
                                      Facsimile:    216-592-5009

If to Buyer:                          Xtrasource Acquisition, Inc.
                                      c/o Sento Corporation
                                      808 East Utah Valley Drive
                                      American Fork, Utah 84003
                                      Attention:  Anthony Sansone
                                      Chief Financial Officer
                                      Facsimile:  801-772-1414

With a copy to:                       Kruse, Landa & Maycock, L.L.C.
                                      Eighth Floor, Bank One Tower
                                      50 West Broadway (300 South)
                                      Salt Lake City, Utah 84101-2034
                                      Attention:  Lyndon L. Ricks, Esq.
                                      Facsimile:  801-531-7091


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         Section 11.3 Assignments; Benefit and Binding Effect

         This Agreement may not be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties and any purported assignment made without the consent of the other parties shall be void except that Buyer may (without obtaining any consent) assign its rights, interests or obligations under this Agreement, in whole or in part, to any direct or indirect subsidiary. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Seller and Buyer.

         Section 11.4 Further Assurances

The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         Section 11.5 Arbitration/Mediation

         As to any dispute between Buyer and Seller relating to the Contingent Earnout payment, prior to commencing litigation in connection therewith the Parties agree to first work together in good faith to resolve the dispute and, failing that, to select a mutually acceptable independent accounting firm to act as a non-binding mediator to assist in resolving the dispute.

         Section 11.6 Governing Law.

         THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, and ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         Section 11.7 Consent to Jurisdiction.

         EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURTS IN UTAH OR THE DISTRICT COURTS OF THE STATE OF UTAH IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NO PARTY TO THIS AGREEMENT MAY MOVE TO (I) TRANSFER ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH UTAH COURT OR FEDERAL COURT TO ANOTHER JURISDICTION, (II) CONSOLIDATE ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH UTAH COURT OR FEDERAL COURT WITH A SUIT, ACTION OR PROCEEDING IN ANOTHER JURISDICTION OR (III) DISMISS ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH UTAH COURT OR FEDERAL COURT FOR THE PURPOSE OF BRINGING THE SAME IN ANOTHER JURISDICTION. EACH PARTY TO THIS AGREEMENT AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OR ANY FEDERAL COURT IN UTAH. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY NOTICE IN THE MANNER SPECIFIED IN SECTION 11.2.

         Section 11.8 Headings

         The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         Section 11.9 Business Day

         If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

         Section 11.10 Entire Agreement

         This Agreement, the Schedules and Exhibits to this Agreement, and all instruments, certificates and other documents to be delivered by the parties pursuant to this Agreement, collectively, represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented or changed, except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought. The parties acknowledge that a short form transfer agreement has been executed for the sole purpose of the registration of the French part of the transaction with the French authorities. In case of discrepancy between this short form share transfer agreement and this Agreement, the terms and conditions of the latter shall prevail.

         Section 11.11 Waiver of Compliance; Consents

         Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No failure or delay on the part of either Buyer or Seller in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either buyer or Seller of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder and any such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party to this Agreement, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.9.

         Section 11.12 Severability

         If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         Section 11.13 Exhibits and Schedules; Disclosure

         All Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the Schedules hereto but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement. Disclosure of any item in any section of or on any Schedule to this Agreement shall not constitute disclosure of such item in any other section of or on any other Schedule to this Agreement, whether or not the existence of the item or its contents should be or is relevant to any other section of or Schedule to this Agreement, unless an explicit cross-reference thereto appears in such other section or Schedule.

         Section 11.14 Parties in Interest

         This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

         Section 11.15 Counterparts

         This Agreement may be executed in any number of counterparts by original or facsimile signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                      Seller:

                                               XTRASOURCE, INC.


                                               By: /s/ Thomas C. Tyler
                                               Name: Thomas C. Tyler
                                               Title: President & CEO

                                      Buyer:

                                               XTRASOURCE ACQUISITION, INC.



                                               By: /s/  Anthony J. Sansone
                                               Name: Anthony J. Sansone
                                               Title: Secretary / Treasurer

                                      Parent:

                                               SENTO CORPORATION



                                               By: /s/ Patrick F. O'Neal
                                               Name: Patrick F. O'Neal
                                               Title: President & CEO